Exhibit 10.1

ASSET PURCHASE AGREEMENT

(“Agreement”)

by and between

Broaden Bioscience and Technology Corp

and Orgenesis, Inc.

effective as of July 10, 2024

(“Effective Date”)

Broaden and Orgenesis intending to be legally bound, hereby agree as follows:

Purchaser	Orgenesis, Inc. and / or any of its subsidiaries (“Orgenesis”)

Seller	Broaden Bioscience and Technology Corp (“Broaden”)

Asset being sold or transferred	Broaden hereby sells and assigns to Orgenesis and Orgenesis hereby purchases from Broaden the Product referred to in Exhibit “A” of this agreement (“Product” or “Assets”):

Rights Under JVA	In addition, Broaden hereby transfers and assigns to Orgenesis, free of charge, all rights under that certain joint venture agreement entered between Orgenesis and Broaden, dated December 25, 2022 (“JVA”), including without limitation, all rights for shares in the JV Entity (as defined in the JVA).

Assignment

Each of Broaden, its affiliates and Mr. Bo Chen shall sign all documents and assignment and take all other actions reasonably requested by Orgenesis to effectuate the transfer and assignment of all rights, title and interest in and to the Assets to Orgenesis. Without limiting the generality of the foregoing, Broaden and Mr. Bo Chen executed and delivered to Orgenesis the Patent Assignment Agreement attached hereto as Exhibit D.

Consideration	The Assets will be valued by a 3rd party valuation firm selected by Orgenesis (“Valuation”) attached hereto as EXHIBIT E. Orgenesis will pay Broaden for the value of the asset limited to a maximum of Eleven Million US Dollars $11,000,000 (“Consideration”) less any amount due to Orgenesis and/or any of its subsidiaries in respect of the amount of Ten Million Seven Hundred and Sixty Seven Thousand Two Hundred and Ninety Eight US Dollars ($10,767,298.00 )(“Debt”) owed to Orgenesis by Broaden related to work performed by Orgenesis and/or its subsidiaries on behalf of Broaden (and/or its affiliates) and invoiced between August 2022 and May 2023, as detailed in Exhibit B attached hereto. For the amount of the Consideration that exceeds the Debt, the remaining consideration will be paid by Orgenesis, at its election, either of Orgenesis stock at a price of $3.00 per share or 10% above the market price at such time which paid, whichever is higher, or in a note payable with a bullet amortization in 24 months from the date of the Effective Date of this Agreement and an Orgenesis right to prepayment of some or all of the principal amount in one or multiple tranches without penalty.

Due Diligence	Broaden will cooperate with the valuers conducting the Valuation such that the valuer can calculate a fair market value for the Asset.

Exclusivity	Broaden will concurrently contract with Orgenesis’ subsidiary, Orgenesis Maryland LLC to purchase for Broaden and/or its affiliates all of Broaden and/or its affiliates requirements for cell therapy processing services related to the acquired Assets, exclusively from Orgenesis Maryland LLC, in perpetuity.

Waiver and Release	Subject to the consummation of the sale, assignment and transfer of the Assets by Broaden to Orgenesis and all other undertakings as set forth herein, each of Orgenesis and Broaden on behalf of itself, its officers, subsidiaries, affiliated companies, successors and assigns hereby remises, releases and forever discharges and covenants not to sue the other party, its successors, assigns, affiliated companies and all employees, directors, officers and agents thereof, from any liability of any kind, whether direct or indirect, foreseen or unforeseen, contingent or actual, present or future, and any claim, cause of action or demand made or to be made by the other party or by any other person on behalf of the other Party, in respect of or arising out of the Assets, MSAs/SOWs, JVA and/or any other agreement signed between the parties, and any representations or misrepresentations, deeds or misdeeds, conduct or misconduct which may have been made or carried-out during any meetings, discussions, correspondence and any other form of exchange of information and positions between the parties prior to the execution of this Agreement.

Confidentiality; Publicity	Each party hereto acknowledges and confirms that this Agreement and all terms hereof are confidential and, subject to applicable law, that neither its existence nor the terms hereof will be disclosed to any other person other than parties’ officers, directors, employees and advisors or potential investors under NDA, unless and to the extent required for fulfillment of any compliance, public company disclosure requirements, legal and/or regulatory obligations. Confidentiality notwithstanding, either party may issue a press release after sharing a draft with the other and acting in good faith to incorporate reasonable comments.

Governing Law	This Agreement shall be governed by the laws of the State of New York, without regard to its conflict of law provisions.

Binding Agreement; Further Assurances;	Each party represents and warrants to the other party that this Agreement is a legal and valid obligation binding upon such party and is enforceable in accordance with its terms. This Agreement supersedes any prior agreements between the parties with respect to the subject matter hereof, including, without limitation the Binding Term Sheet signed between the parties on March 25, 2024. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a party or by which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over such party. From time to time, at Orgenesis’ request and without further consideration, Broaden shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

Broaden Bioscience and Technology Corp	Orgenesis Inc

by:	by:
name:	name:
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